Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Third Quarter 2018 Financial Results

Menlo Park, Calif. – November 1, 2018 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its third quarter ended September 30, 2018.

Total revenue for the third quarter of 2018 was $18.2 million, compared to $23.5 million for the third quarter of 2017, primarily driven by lower instrument shipments and consumables sales. Lower consumable sales were due to lower demand of PacBio RS II consumables and variation in customer ordering patterns. Despite lower consumable sales, usage of installed Sequel instruments increased significantly during  the third quarter of 2018 compared with the third quarter of 2017.

Gross profit for the third quarter of 2018 was $3.2 million, resulting in a gross margin of 17.6%. Gross profit for the third quarter of 2017 was $8.2 million, resulting in a gross margin of 34.9%. Gross profit for the three-month period ended September 30, 2018 was negatively impacted by $2.4 million of product transition costs. In addition, lower manufacturing output during the three-month period ended September 30, 2018 also negatively impacted gross profit as a larger portion of manufacturing fixed costs was reflected in cost of sales for the period.

Operating expenses for the third quarter of 2018 totaled $27.9 million, compared to $29.8 million for the third quarter of 2017. Operating expenses for the third quarter of 2018 and 2017 included non-cash stock-based compensation of $4.5 million and $4.4 million, respectively.

Net loss for the third quarter of 2018 was $25.0 million, compared to $22.0 million for the third quarter of 2017.

Cash, cash equivalents and investments, excluding restricted cash, at September 30, 2018 totaled $115.7 million, compared to $62.9 million at December 31, 2017. The Company received $64.9 million in net proceeds excluding offering expenses from a public offering of common stock in September 2018. Excluding the above net proceeds of $64.9 million collected from our public offering, our cash burn in the third quarter of 2018 was approximately $12.6 million, compared with approximately $15.7 million in the second quarter of 2018.

Commenting on the third quarter results, Mike Hunkapiller, Chairman and CEO of PacBio noted, “Some of our customers held back in purchasing products during the third quarter in anticipation of the new products we recently launched or have announced we are planning to launch early next year.  However, we have been very pleased with the enthusiastic response from our customers on the launch of our new 3.0 chemistry and 6.0 software in October. We are also looking forward to the launch of our new 8M SMRT Cell and platform, with early access scheduled to begin during the first quarter of 2019.  We are also excited to announce the proposed merger with Illumina, which we believe will enable the combined company to provide SMRT Sequencing to a broader range of customers and at a much faster rate than we could have accomplished on our own.”

Conference Call Information

The Company will not be hosting a separate conference call to discuss its third quarter ending September 30, 2018 results.  A joint conference call with Illumina will be hosted at 5:00 p.m. Eastern Time.  Interested parties may listen to the call by dialing 1.800.708.4540 toll free in the US, or 1.847.619.6397, using Conference ID # 47821173.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes.

PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development and commercialization of products, future uses, quality or performance of, or benefits of using, products or technologies, the proposed merger with Illumina and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Product revenue	$15,150	$20,343	$49,917	$58,185
Service and other revenue	3,010	3,202	9,183	10,348
Total revenue	18,160	23,545	59,100	68,533
Cost of Revenue:
Cost of product revenue	12,250	11,547	31,127	31,064
Cost of service and other revenue	2,718	3,771	8,623	12,304
Total cost of revenue	14,968	15,318	39,750	43,368
Gross profit	3,192	8,227	19,350	25,165
Operating Expense:
Research and development	14,356	15,844	46,331	49,698
Sales, general and administrative	13,506	13,952	43,383	44,722
Total operating expense	27,862	29,796	89,714	94,420
Operating loss	(24,670)	(21,569)	(70,364)	(69,255)
Interest expense	(616)	(633)	(1,795)	(2,297)
Other income, net	242	181	396	125
Net loss	$(25,044)	$(22,021)	$(71,763)	$(71,427)
Basic and diluted net loss per share	$(0.19)	$(0.19)	$(0.55)	$(0.70)
Shares used in computing basic and diluted net loss per share	135,130	115,771	130,302	102,117

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30,	December 31,
	2018	2017
Assets
Cash and investments	$115,747	$62,872
Accounts receivable	6,404	13,433
Inventory	19,694	23,065
Prepaid and other current assets	2,028	2,249
Property and equipment	34,490	37,920
Long-term restricted cash	4,500	4,500
Other long-term Assets	43	45
Total Assets	$182,906	$144,084

Liabilities and Stockholders' Equity
Accounts payable	$5,966	$9,093
Accrued expenses	9,298	12,618
Deferred service revenue	6,756	7,394
Deferred rent	13,949	14,453
Other liabilities	645	605
Financing derivative	28	183
Notes payable	14,384	13,635
Stockholders' equity	131,880	86,103
Total Liabilities and Stockholders' Equity	$182,906	$144,084